Exhibit 10.2

AMENDED AND RESTATED REVOLVING NOTE

$10,000,000.00                                                                                            June 6, 2005
                                                                                            Walla Walla, Washington

FOR VALUE RECEIVED, the undersigned, KEY TECHNOLOGY, INC., an Oregon corporation (the “Borrower”), hereby promises to pay to the order of BANNER BANK, a Washington banking corporation (the “Lender”) on the Revolving Maturity Date the unpaid principal balance of all Revolving Loans made by Lender under this Note, in a maximum amount not to exceed Ten Million Dollars ($10,000,000), together with interest thereon from the date hereof until maturity at a per annum rate equal to the Revolving Interest Rate as defined below (changing as the Revolving Interest Rate changes); provided, however, that after the occurrence and during the continuation of an Event of Default, interest shall accrue at a per annum rate equal to three percent (3%) above the Prime Rate (changing as such Prime Rate changes). Notwithstanding anything herein to the contrary, interest shall not accrue at a rate in excess of the maximum rate permitted by applicable law.

This Note amends, restates and continues that certain Revolving Note made by Borrower in favor of Lender dated August 9, 2002 in the amount of Ten Million Dollars ($10,000,000). The indebtedness evidenced by such Revolving Note has not been repaid, and nothing herein shall constitute a repayment of such indebtedness.

Borrower further agrees as follows:

1.    All payments of principal and interest on this Note shall be made by paying the same in United States Dollars and in immediately available funds to Lender in accordance with wire transfer instructions as may be provided to Borrower from time to time, at its main office, Walla Walla, Washington, not later than 2:00 p.m. (Walla Walla time) on the date on which such payment shall become due. If such payment is received after 2:00 p.m., then it will be deemed received on the next Business Day.

2.    On each day that the Credit Utilization exceeds the Revolving Commitment Amount, Borrower shall repay Revolving Loans in such an amount as is necessary to reduce the Credit Utilization to an amount equal to or less than the Revolving Commitment Amount.

3.    As used herein “Revolving Interest Rate” shall mean for each Revolving Loan (or portion of thereof) (a) the Prime Rate minus one and one half percent (1.50%) or (b) the LIBOR Rate plus one and one tenth percent (1.10%), in each case as designated by Borrower in an Interest Rate Notice given with respect to such Revolving Loan (or portion thereof) or as otherwise determined pursuant to Section 2.4(b) of the Loan Agreement (as defined below). Accrued but unpaid interest on each Revolving Loan (or portion thereof) bearing interest at the LIBOR Rate (a “LIBOR Rate Loan”) shall be paid in arrears on the last day of each Interest Period. Accrued but unpaid interest on each Revolving Loan (or portion thereof) bearing interest at the Prime Rate (a “Prime Rate Loan”) shall be paid in arrears on the first Business Day of each calendar month, and at the Revolving Maturity Date. Accrued interest on each Revolving Loan shall be payable on demand after the occurrence of an Event of Default.

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4.    This Note is issued under and is subject to the terms of that certain Amended and Restated Loan Agreement dated as of June 6, 2005, by and between Borrower and Lender (as amended from time to time, the “Loan Agreement”). Capitalized terms not defined herein have the meanings set forth in the Loan Agreement.

5.    It is expressly provided that if any of the Events of Default described in Section 7.1(g) or Section 7.1(h) of the Loan Agreement shall occur, the entire unpaid balance of the principal and interest hereunder shall be immediately due and payable in accordance with the terms of the Loan Agreement. It is also expressly provided that upon the occurrence of any other Event of Default, the entire remaining unpaid balance of the principal and interest may be declared by Lender to be immediately due and payable in accordance with the terms of the Loan Agreement.

6.    Borrower may repay Prime Rate Loans at any time without penalty or premium. Prepayment of all or any portion of a LIBOR Rate Loan prior to the end of the Interest Period then in effect with respect to such LIBOR Rate Loan, whether voluntary, mandatory or as the result of Lender’s collection efforts, shall be subject to the payment fees as described in Section 2.7 of the Loan Agreement.

7.    The unpaid principal balance of the Revolving Loans made hereunder shall be the total amount advanced hereunder, less the amount of the principal payments made hereon. This Note is given to avoid the execution of an individual note for each Revolving Loan made by Lender to Borrower. This Note evidences a revolving credit and up to the Revolving Commitment Amount and during the Revolving Commitment Period, Borrower may pay, prepay and reborrow. Lender is hereby authorized to record the date and amount of each Revolving Loan it makes hereunder and the date and amount of each payment of principal and interest thereon on a schedule annexed hereto and constituting a part of this Note or maintained in connection herewith. Any such recordation by Lender shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation or any error in any such recordation shall not affect the obligations of Borrower hereunder.

8.    Each maker, surety, guarantor and endorser of this Note expressly waives all notices, demands for payment, presentations for payment, notices of intention to accelerate the maturity, protest and notice of protest.

9.    In the event this Note is placed in the hands of an attorney for collection, or suit is brought on the same, or the same is collected through bankruptcy or other judicial proceedings, Borrower agrees and promises to pay reasonable attorneys’ fees and collection costs, including all out-of-pocket expenses and the allocated costs and disbursements of internal counsel, incurred by Lender.

10.    This Note has been executed and delivered in and shall be governed by and construed in accordance with the laws of the State of Washington, excluding its conflict of laws rules. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the City of Walla Walla, Walla Walla County, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Note and hereby

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waives any objection to venue in any such court and any claim that such forum is an inconvenient forum.

BORROWER: KEY TECHNOLOGY, INC., an Oregon corporation

By /s/ RONALD W. BURGESS
Its SVP & CFO

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Schedule 1
to Key Technology, Inc. Amended and Restated Revolving Note

Date	Amount of Loan	Prime Rate	Amount of Principal Paid	Unpaid Principal Balance	Notation By

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